EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated EMPLOYMENT AGREEMENT (this “Agreement”) executed on October 9, 2006 between Intervoice, Inc., a Texas corporation (“Intervoice”), and Marie A. Jackson (the “Employee”).
     WHEREAS, in connection with the Employee’s recent promotion to the position of Senior Vice President Corporate Marketing, Intervoice and Employee desire to amend and restate Employee’s prior Employment Agreement dated as of December 5, 2005;
     WHEREAS, Intervoice desires to continue to employ the Employee, and the Employee desires to be employed by Intervoice, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Intervoice and the Employee hereby agree as follows:
1. Employment.
     Intervoice agrees to continue to employ the Employee, and the Employee agrees to enter the employ of Intervoice under the terms of this Agreement through December 30, 2007, (the “Initial Employment Term”). Following the expiration of the Initial Employment Term, the Employee’s continued employment by Intervoice shall be at will, subject to the general policies and practices of Intervoice as shall apply to a person having such position as the Employee may then and thereafter from time to time hold.
2. Position and Duties.
     (a) During the Initial Employment Term, the Employee shall devote her full time, skill, and attention, and her best efforts during normal business hours to the business and affairs of Intervoice, to the extent necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.
     (b) All services that the Employee may render to Intervoice or any of its subsidiaries or affiliates in any capacity during the Initial Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.
     (c) The Employee shall perform her duties and responsibilities in the capacity of a senior vice president level position.

3. Compensation and Related Matters.
     (a) Base Salary. During the Initial Employment Term, Intervoice shall continue to pay to the Employee for her services hereunder a base salary (“Base Salary”) at the rate of $215,000 per year, payable in semi-monthly installments in accordance with the general payroll practices (including payroll withholding requirements) of Intervoice in effect at the time such payment is made. The Base Salary may be increased, as determined to be appropriate by Intervoice, following Intervoice’s annual review of the Employee’s performance.
     (b) Employee Benefits. During the Initial Employment Term, the Employee shall be entitled to receive all employee benefits which are from time to time generally made available by Intervoice to its other similarly situated employees.
     (c) Annual Bonus. Effective for Intervoice’s fiscal year beginning March 1, 2006, and continuing with respect to the fiscal year ending February 28, 2008, the Employee will participate in the bonus plan provided to the Employee by Intervoice for the applicable time period, according to the terms of such plan. The Employee will participate under the plan at the senior vice president level with an incentive target at plan of 40 percent of the Employee’s annual base salary rate.
     (d) Vacations and Other Authorized Absences. During the Initial Employment Term, the Employee shall be entitled to paid vacations and such other paid absences for holidays, illness, personal time, or other authorized reasons, in accordance with the policies, practices, and procedures of Intervoice from time to time in effect. The Employee agrees to utilize her vacation at such time or times as are (i) consistent with the proper performance of her duties and responsibilities hereunder, and (ii) mutually convenient for Intervoice and the Employee.
     (e) Stay Bonus. Within 15 days after satisfactory completion of her employment through December 30, 2006, Intervoice shall pay to the Employee a retention bonus of $30,000, and within 15 days after satisfactory completion of the remaining Initial Employment Term, Intervoice shall pay to the Employee an additional retention bonus of $20,000 (collectively, the “Stay Bonus”), less applicable withholding and otherwise according to the general payroll practices of Intervoice, in consideration of the Employee’s continued satisfactory service, according to the good-faith determination of Intervoice, during each year of the Initial Employment Term of this Agreement. If the Employee voluntarily terminates employment with Intervoice during the Initial Employment Term for any reason (including, without limitation, to accept a new job or to retire) other than for Good Reason (as defined in Paragraph 4 herein), or if the Employee’s employment with Intervoice is terminated for Cause (as defined in Paragraph 4 herein) or because of her death or Disability (as defined in Paragraph 4 herein) in accordance with this Agreement, then the Employee shall not be entitled to receive any portion of the Stay Bonus not already earned according to the criteria stated above. However, if the Employee’s employment is terminated by Intervoice prior to the completion of the Initial Employment Term for any reason other than for Cause, death, Disability, or pursuant to the provisions of Paragraph 1(b) hereof, then the portion of the Stay Bonus for the first or second year of the Initial Employment Term, as applicable according to whether the termination occurs during the first or second year of the Initial Employment Term, shall be payable in full as soon as practicable following the Employee’s termination; provided, however, that in the event such payment constitutes deferred compensation that may not be paid before the date that is six months after the date of the Employee’s separation from service (or, if earlier, the date of death of the Employee) as provided in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to meet the requirements of Section 409A of the Code, as determined by Intervoice in its sole judgment, the Stay Bonus shall be paid in full as soon as administratively practicable following the date that is six months after the date of the Employee’s separation from service (or, if earlier, the date of death of the Executive).
4. Termination of Employment.
     (a) Events of Termination. The Employee’s employment hereunder shall terminate automatically upon the first to occur of the Employee’s death, Disability (as herein defined), termination by Intervoice for Cause (as herein defined), or termination by the Employee for Good Reason (as herein defined).
     (b) Certain Definitions. For purposes of this Agreement:
     (i) The “Disability” of the Employee shall be deemed to have occurred if the Employee shall have been unable to perform her duties hereunder, despite any reasonable accommodation required by law, on a full-time basis for 60 consecutive days, or for an aggregate of 90 days within any given period of 180 consecutive days (excluding any leaves of absence approved by Intervoice) as a result of her physical or mental incapacity.
     (ii) “Cause” shall mean any of the following.
     (A) conduct by the Employee that, in the good-faith opinion of the Employee’s supervising officer, an executive officer, or the Board of Directors of Intervoice is materially detrimental to Intervoice or reflects unfavorably on Intervoice or the Employee to such an extent that Intervoice’s best interest reasonably requires the Employee’s discharge;
     (B) conduct by the Employee that constitutes willful misconduct or gross negligence in the performance of her duties hereunder;
     (C) conduct by the Employee that constitutes fraud or a criminal act, whether or not related to Intervoice or the Employee’s duties hereunder;
     (D) the continued failure by the Employee to substantially perform her duties hereunder (other than any such failure resulting from illness of or injury to the Employee or the Employee’s physical or mental incapacity), after demand for substantial performance is delivered by

Intervoice that specifically identifies the manner in which Intervoice believes the Employee has not substantially performed her duties; or
     (E) any material breach by the Employee of any of the material provisions of this Agreement.
     (iii) “Good Reason” shall mean any of the following (without the Employee’s consent).
     (A) the assignment to the Employee by Intervoice of any significant duties materially inconsistent with the Employee’s position with Intervoice at the time of such assignment, or the Employee is required by Intervoice to permanently office at a location which is more than 30 miles from Intervoice’s current facility in Santa Clara, California;
     (B) the removal by Intervoice from the Employee of a significant and material portion of those duties usually appertaining to the Employee’s position with Intervoice at the time of such removal;
     (C) a reduction by Intervoice of the Employee’s Base Salary as then in effect pursuant to the provisions hereof, or the failure of Intervoice to pay such Base Salary to the Employee substantially at the time and in the manner specified in Paragraph 3(a) of this Agreement; or
     (D) any failure by Intervoice to otherwise comply with any material provision of this Agreement in any material respect after receiving 30 days’ written notice from the Employee.
(c) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the effective date of termination of the Employee’s employment hereunder, which date shall be (i) if the Employee’s employment is terminated by her death, the date of her death, (ii) if the Employee’s employment is terminated because of her Disability, the 30th day following Intervoice’s notice that the Employee’s employment is being terminated due to Disability, (iii) if the Employee’s employment is terminated by Intervoice for Cause, the third day following the date on which Intervoice gives notice that the Employee’s employment is being terminated for Cause, (iv) if the Employee’s employment is terminated by the Employee for Good Reason, the fifth day following the date on which the Employee gives notice that she is terminating her employment for Good Reason, and (v) if the Employee’s employment is terminated for any other reason, the date specified in the notice of termination, which date shall in no event be earlier than the date such notice is given.
5. Obligations of Intervoice Upon Termination of Employment.
     (a) Death. If the Employee’s employment hereunder is terminated by reason of the Employee’s death, Intervoice shall pay to the Employee’s estate, in a lump sum in cash, the sum of (i) the Employee’s Base Salary through the Date of Termination, to the extent not theretofore paid, and (ii) an amount equal to the Base Salary the Employee would have been entitled to receive had the Employee remained in Intervoice’s employ through the end of the calendar month during which her employment terminated.
     (b) Disability. If the Employee’s employment hereunder is terminated by reason of the Employee’s Disability, Intervoice shall pay to the Employee, in a lump sum in cash, the sum of (i) the Employee’s Base Salary through the Date of Termination, to the extent not theretofore paid, and (ii) an amount equal to the Base Salary the Employee would have been entitled to receive had the Employee remained in Intervoice’s employ through the end of the calendar month during which her employment terminated.
     (c) Termination for Cause. If the Employee’s employment hereunder is terminated for Cause, Intervoice shall pay to the Employee, in a lump sum in cash, the Employee’s Base Salary through the Date of Termination, to the extent not theretofore paid, and, thereafter, Intervoice shall have no further obligations to the Employee under this Agreement.
     (d) Termination by the Employee Other than for Good Reason. If the Employee’s employment hereunder is terminated by the Employee other than for Good Reason, Intervoice shall pay to the Employee, in a lump sum in cash, the Employee’s Base Salary through the Date of Termination, to the extent not theretofore paid.
     (e) Termination by Company Other Than for Cause, Etc., or by the Employee for Good Reason. If the Employee’s employment hereunder is terminated by Intervoice other than for Cause, Death, Disability, or pursuant to the provisions of Paragraph 1(b), or if the Employee’s employment hereunder is terminated by the Employee for Good Reason, Intervoice shall pay to the Employee, in a lump sum in cash, the aggregate of the following amounts:
     (i) the Employee’s Base Salary through the Date of Termination to the extent not theretofore paid; and
     (ii) an amount equal to the Employee’s Base Salary for the period of time commencing on the Date of Termination and continuing through the last to occur of (A) 180 days, or (B) expiration of the Initial Employment Term of this Agreement pursuant to Paragraph 1(a) hereof.
     (f) Time of Payment. The Base Salary payments provided for under clause (ii) of subparagraphs (a), (b), and (e) of this Paragraph 5 shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment (except as otherwise required by applicable law) unless such payments constitute deferred compensation that may not be paid before the date that is six months after the date of the Employee’s separation from service (or, if earlier, the date of death of the Employee) as provided in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to meet the requirements of Section 409A of the Code, as determined by Intervoice in its sole judgment, in which case the sum of the payments that otherwise would have been made during such six-month period shall be paid in a single lump-sum payment as soon as administratively practicable following the date that is six months after the date of the Employee’s separation from service (or, if earlier, the date of death of the Executive) and any remaining payments provided for under this Paragraph 5 shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment.
     (g) Sole Remedy. The right to receive the payments and other benefits provided for under this Paragraph 5 shall be the Employee’s sole and exclusive remedy for the termination of her employment and shall be in lieu of any claim that she might otherwise have against Intervoice arising from such termination.
6. Confidential Information.
     (a) “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Employee.
     (b) The Employee acknowledges and agrees that (i) Intervoice is engaged in a highly competitive business; (ii) Intervoice has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Intervoice must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the voice and data solutions business (including particularly, but without limitation, the segments of interactive voice response/portal solutions, messaging solutions, payment solutions, maintenance and related services, and managed services provided for customers on an outsourced or managed service provider basis), her participation in or direction of Intervoice’s day-to-day financial activities, operations, and strategic planning are an integral part of Intervoice’s continued success and goodwill; (v) given her position and responsibilities, she necessarily will be creating Confidential Information that belongs to Intervoice and enhances Intervoice’s goodwill, and in carrying out her responsibilities she in turn will be relying on Intervoice’s goodwill and the disclosure by Intervoice to her of Confidential Information; and (vi) she will have access to Confidential Information that could be used by any Competitor of Intervoice in a manner that would irreparably harm Intervoice’s competitive position in the marketplace and dilute its goodwill.
     (c) Intervoice acknowledges and agrees that the Employee must have and continue to have throughout her employment the benefits and use of its goodwill and Confidential Information in order to properly carry out her responsibilities. Intervoice accordingly promises upon execution and delivery of this Agreement to provide the Employee immediate access to new and additional Confidential Information and to authorize her to engage in activities that will create new and additional Confidential Information.

     (d) Intervoice and the Executive thus acknowledge and agree that during the Employee’s employment with Intervoice and upon execution and delivery of this Agreement she (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Intervoice; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Intervoice; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Intervoice has generated and from the Confidential Information.
     (e) Accordingly, the Employee acknowledges and agrees that at all times during her employment by Intervoice and/or any of its subsidiaries and thereafter:
     (i) all Confidential Information shall remain and be the sole and exclusive property of Intervoice and/or its Affiliates;
     (ii) she will protect and safeguard all Confidential Information;
     (iii) she will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Intervoice or its subsidiaries, to the extent necessary for the proper performance of her responsibilities unless authorized to do so by Intervoice or compelled to do so by law or valid legal process;
     (iv) if she believes she is compelled by law or valid legal process to disclose or divulge any Confidential Information, she will notify Intervoice in writing sufficiently in advance of any such disclosure to allow Intervoice the opportunity to defend, limit, or otherwise protect its interests against such disclosure;
     (v) at the end of her employment with Intervoice for any reason or at the request of Intervoice at any time, she will return to Intervoice all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and
     (vi) absent the promises and representations of the Employee in this Paragraph 6 and in Paragraph 7, Intervoice would require her immediately to return any tangible Confidential Information in her possession, would not provide the Employee with new and additional Confidential Information, would not authorize the Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.
7. Nonsolicitation and Nondisparagement Obligations. In consideration of Intervoice’s promises to provide the Employee with new and additional Confidential Information and to authorize her to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Intervoice in this Agreement, the Employee agrees that, while she is employed by Intervoice and/or any of its subsidiaries and for a six-month period following the end of that employment for any reason, she shall not engage in any of the following activities (the “Restricted Activities”):
     (a) She will not directly or indirectly disparage Intervoice or its subsidiaries, any products, services, or operations of Intervoice or its subsidiaries, or any of the former, current, or future officers, directors, or employees of Intervoice or its subsidiaries;
     (b) She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Intervoice or its subsidiaries to leave that employment or cease performing those services;
     (c) She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Intervoice or any of its subsidiaries to cease being a customer, supplier, or vendor of Intervoice or any of its subsidiaries or to divert all or any part of such person’s or entity’s business from Intervoice or any of its subsidiaries; and
     (d) The Employee acknowledges and agrees that the restrictions contained in this Paragraph 7 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 6; that Intervoice’s promises and undertakings set forth in Paragraph 7 and the Employee’s position and responsibilities with Intervoice give rise to Intervoice’s interest in restricting the Employee’s post-employment activities; that such restrictions are designed to enforce the Employee’s promises and undertakings set forth in this Paragraph 7 and her common-law obligations and duties owed to Intervoice and its subsidiaries; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Intervoice’s goodwill, Confidential Information, and other legitimate business interests; that she will immediately notify Intervoice in writing should she believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that she contends or is advised is applicable; that the mutual promises and undertakings of Intervoice and the Employee under Paragraphs 6 and 7 are not contingent on the duration of the Employee’s employment with Intervoice; and that absent the promises and representations made by the Employee in this Paragraph 7 and in Paragraph 6, Intervoice would require her to return any Confidential Information in her possession, would not provide the Employee with new and additional Confidential Information, would not authorize the Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.
8. Business Records. Given the secretive and competitive environment in which Intervoice does business and the fiduciary relationship that the Employee will have with

Intervoice hereunder, the Employee agrees to promptly deliver to Intervoice, upon termination of her employment, or at any other time when Intervoice so requests, all memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) in any way relating to the business or affairs of Intervoice or any of its subsidiaries or any of their clients, whether made or compiled by the Employee or furnished to her by Intervoice or any of its employees, customers, clients, consultants, or agents, which the Employee may then possess or have under her control. The Employee confirms that all such memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) constitute the exclusive property of Intervoice. The obligation of confidentiality set forth in Paragraph 6 shall continue notwithstanding the Employee’s delivery of any such documents to Intervoice. The provisions of this Paragraph 8 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason.
9. Intellectual Property.
     (a) Disclosure. The Employee shall promptly disclose to Intervoice all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements, whether or not patentable or copyrightable (all of the foregoing being hereinafter collectively called “Intellectual Property”), which the Employee conceives, invents, discovers, creates, or develops, alone or with others, during the Initial Employment Term, if such conception, invention, discovery, creation, or development (i) occurs in the course of the Employee’s employment with Intervoice, or (ii) occurs with the use of Intervoice’s or any of its subsidiaries’ time, materials, or facilities, or (iii) relates or pertains in any way to Intervoice’s or any of its subsidiaries’ purposes, activities, or affairs.
     (b) Assignment. The Employee hereby assigns and agrees to assign to Intervoice, its successors, assigns, or designees, all of the Employee’s right, title, and interest in and to all Intellectual Property that the Employee is obligated to disclose to Intervoice pursuant to Paragraph 9(a).
     (c) Assistance. The Employee shall assist Intervoice in the preparation of and shall execute and deliver all disclosures, applications for patents or reissue of patents, rights of priority, assignments, and other documents, give all testimony, and in general do all lawful things requested by Intervoice to obtain, maintain, and enforce United States and foreign patents and to obtain, maintain, and enforce on behalf of Intervoice or its designee legal title and all rights in and to all Intellectual Property referred to in the preceding provisions of this Paragraph 9.
     (d) Records. The Employee shall prepare and maintain adequate and current written records of all Intellectual Property within the scope of Paragraphs 9(a) and (b) in the form of notes, sketches, drawings, memoranda, or reports, all of which shall be promptly submitted by the Employee to Intervoice and shall be owned exclusively by Intervoice.
     (e) Consideration and Expenses. The Employee shall perform her obligations under this Paragraph (at Intervoice’s expense), but without any additional compensation other than that which the Employee receives by reason of her employment with Intervoice or pursuant to any separate agreement between Intervoice and the Employee that may be in effect from time to time during the Initial Employment Term.
     (f) Power of Attorney. If Intervoice or its designee is unable for any reason whatsoever to obtain the Employee’s signature to any documents that Intervoice is entitled to require her to sign pursuant to this Paragraph 9, the Employee hereby irrevocably designates and appoints Intervoice as her agent and attorney-in-fact to act for and on behalf of her and in her stead to execute, deliver, and file all such documents (including, without limitation, all applications for United States and foreign patents or for the reissue of such patents) and to do all other lawful acts that Intervoice is entitled to require the Employee to do pursuant to this Paragraph 9.
     (g) Survival. The provisions of this Paragraph 9 shall continue in effect for two years following the termination of the Employee’s employment hereunder for any reason.
10. Assistance in Litigation. During the Initial Employment Term and for a period of five years thereafter, the Employee shall, upon reasonable notice, furnish such information and proper assistance to Intervoice as may reasonably be required by Intervoice in connection with any litigation in which Intervoice or any of its subsidiaries or affiliates is, or may become, a party. The Employee promises that any testimony she may give in any such litigation shall be truthful. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in rendering such assistance. The provisions of this Paragraph 10 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason.
11. Withholding Taxes. The Company shall withhold from any payments to be made to the Employee hereunder such amounts (including Social Security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.
12. CONDITIONS TO EMPLOYMENT. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY AND THE EFFECTIVENESS OF THIS AGREEMENT ARE SUBJECT TO (i) A BACKGROUND CHECK, AND (ii) THE EMPLOYEE’S COMPLETION OF A DRUG TEST. THE COMPANY MAY CHOOSE TO WITHDRAW ITS PREVIOUS CONDITIONAL OFFER OF EMPLOYMENT TO THE EMPLOYEE IF THE RESULTS OF EITHER OF THE FOREGOING CONDITIONS ARE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, TO BE UNSATISFACTORY.
13. Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations, or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation.

14. Attorneys’ Fees and Costs. In the event there is any litigation between the parties hereto with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover all attorneys’ fees and costs incurred by such party in connection with such litigation.
15. Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Paragraphs 6, 7, 8, and 9 will cause irreparable damage to Intervoice for which monetary damages alone will not constitute an adequate remedy, Intervoice shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction, restraining any further violation of such provisions by the Employee or requiring her to perform her obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which Intervoice may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.
16. Jurisdiction and Venue. In respect of any action or proceeding arising out of or relating to this Agreement, each of the parties hereto consents to the jurisdiction and venue of any federal or state court located within Dallas County, Texas, waives personal service of any and all process upon it or her, consents that all such service of process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to it or her at the address specified in Paragraph 19, agrees that service so made shall be deemed to be completed upon actual receipt thereof, and waives any objection to jurisdiction or venue of, and waives any motion to transfer venue from, any of the aforesaid courts. This provision does not prevent Intervoice from removing to an appropriate federal court any action brought in state court. THE EMPLOYEE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY INTERVOICE OF ANY ACTION BROUGHT AGAINST IT BY THE EMPLOYEE.
17. JURY TRIAL WAIVER. IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT WITH INTERVOICE RESULTS IN A LAWSUIT, BOTH INTERVOICE AND THE EMPLOYEE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. INTERVOICE AND THE EMPLOYEE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.
18. Survival. Neither the expiration nor the termination of the term of the Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 6, 7, 8, 9, 10, 14, and 15, and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of the Employee’s employment hereunder.
19. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, (ii) when sent by telefacsimile transmission, or (iii) three days after being deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice):
If to Intervoice, at:
Intervoice, Inc.
17811 Waterview Parkway
Dallas, Texas 75252
Fax No. (972) 454-8070
Attention: Senior Vice President Human Resources
If to the Employee, at:

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. The Employment Agreement dated as of December 5, 2005 between Intervoice and Employee is terminated upon execution and delivery of this Agreement.
21. Binding Effect; Assignment, No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the duties and responsibilities of the Employee hereunder may not be assumed by, or delegated to, any other person. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
22. Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both parties hereto.
23. Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.
24. Severability. If any provision of this Agreement is held to be unenforceable, (i) this Agreement shall be considered divisible, (ii) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
25. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, Intervoice has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first set forth above.

INTERVOICE, INC.

By:

Name:	H. Don Brown
Title:	Senior Vice President Human Resources

EMPLOYEE
/s/ Marie A. Jackson

Marie A. Jackson